Exhibit 99.A

Exhibit A

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amdendments thereto) with respect to the Ordinary Shares, of China New Borun Corporation, a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement on the 14th day of February, 2011.

King River Holding Limited

By:	/s/ Shan Junqin
Name:	Shan Junqin
Title:	Director

Shan Junqin

By:	/s/ Shan Junqin
Name:	Shan Junqin